Exhibit 10.70

DATED 18 FEBRUARY 2026

THE SELLER

AND

THE BUYER

SHARE PURCHASE AGREEMENT

for the sale and purchase of certain shares in the issued share capital of

VELOCE ESPORTS LIMITED

THIS AGREEMENT is made on 18 February 2026

PARTIES:

(1)	DANIEL BAILEY of Mulberry Barn, Church Lane, Rotherfield Peppard, Henley on Thames, Oxfordshire, RG9 5JL (the “Seller”); and

(2)	SPORTS ENTERTAINMENT GAMING GLOBAL CORPORATION (trading as SEGG MEDIA and formerly known as LOTTERY.COM INC.), a corporation incorporated and registered in the State of Delaware, USA (with file number 5991629 and whose principal place of business is 5049 Edwards Ranch Road, 4th Floor, Fort Worth, TX 76109) (the “Buyer”).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires:

“Business Day” means any day other than a Saturday, Sunday or public holiday in England, Texas (USA) or Delaware (USA);

“Buyer’s Group” means the Buyer, the subsidiaries of the Buyer, any company of which the Buyer is a subsidiary from time to time (its holding company) and any other subsidiaries from time to time of that holding company, each such company being a “member of the Buyer’s Group”;

“Call Option” has the meaning set out in clause 6.1;

“Company” means Veloce Esports Limited, a private company limited by shares incorporated in England and Wales with registered number 11135021 and having its registered office at 58a Bronsart Road, London, England, SW6 6AA;

“Completion” means completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 4;

“Completion Date” means the date of this Agreement;

“Consideration Shares” means 272,000 shares of common stock of the Buyer;

“Counsel” means a barrister of not less than 10 years standing, having experience in claims similar to a relevant Outstanding Claim, as agreed by the Seller and the Buyer, or failing such agreement, as appointed by the President for the time being of the Law Society in England and Wales on the application of either party;

“Data Room” has the meaning given in the Subscription Agreement;

2

“Deferred Payment” has the meaning given in clause 9.15;

“Deferred Payment Date” has the meaning given in clause 9.15;

“Disclosed” has the meaning given in the Subscription Agreement;

“Disclosure Letter” has the meaning given in the Subscription Agreement;

“Due Amount” means an amount due for payment by the Seller to the Buyer in respect of a Resolved Claim;

“enactment” means any statute or statutory provision (whether of the United Kingdom or elsewhere), subordinate legislation (as defined by section 21(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision;

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest or other encumbrance, security interest or other arrangement having similar effect;

“Estimated Liability” means in relation to an Outstanding Claim, a bona fide estimate of the amount of the Seller’s liability to the Buyer if the Outstanding Claim were to be resolved in the Buyer’s favour, as shall initially be determined by the Buyer at the relevant Deferred Payment Date, and as shall be subsequently agreed or determined in accordance with clause 9.16;

“Exercise Notice” means the written notice given in by the Seller or the Buyer, as the case may be, substantially in the form set out Schedule 1 to this Agreement;

“First Call Option Shares” means 25% of the number of Consideration Shares issued to the Seller on Completion (rounded up to the nearest whole Share), but excluding any such Consideration Shares transferred by the Seller prior to Option Completion in accordance with clause 5.4;

“First Option Exercise Period” means the period of ten Business Days commencing on (and including) the First Reference Date;

“First Put Option Shares” means 50% of the number of Consideration Shares issued to the Seller by the Buyer on Completion (rounded up to the nearest whole Share), but excluding any such Consideration Shares transferred by the Seller prior to Option Completion in accordance with clause 5.4;

“First Reference Date” means 16 August 2026, or if such date is not a Business Day, the next Business Day thereafter;

“holding company” means a holding company as defined by section 1159 CA 2006;

3

“Nominated Account” means the following bank account:

Name on Account: Daniel Bailey Esq

Bank: Coutts & Co

Sort Code: 18-00-02

Account Number: 00602876

IBAN: GB76 COUT 1800 0200 6028 76

BIC/Swift: COUTGB22

or such other account as the Seller may notify to the Buyer in writing from time to time;

“Option” means the Call Option or the Put Option;

“Option Completion” means the completion of the exercise of the relevant Option as described in clause 6.10;

“Option Shares” means the Call Option Shares or the Put Option Shares, as applicable;

“Outstanding Claim” means a Relevant Claim that has been notified by the Buyer to the Seller in accordance with this Agreement, but which is not a Resolved Claim as at the relevant Deferred Payment Date;

“Purchase Price” has the meaning set out in clause 3.1;

“Put Option” has the meaning set out in clause 6.1;

“Put Option Shares” means all of the Consideration Shares held by the Seller on the date of the Exercise Notice;

“Reserved Sum” has the meaning given in clause 9.15(b);

“Resolved Claim” means a Relevant Claim that has either been:

(a)	agreed in writing between the Buyer and the Seller as to both liability and quantum;

(b)	finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the parties are debarred (by passage of time or otherwise) from making an appeal; or

(c)	unconditionally withdrawn by the Buyer in writing;

“Sale Shares” means the:

(a)	2,058 B1 Ordinary Shares of £0.01 each in the capital of the Company; and

(b)	1 B2 Ordinary Share of £0.01 each in the capital of the Company,

held by the Seller;

4

“Second Call Option Shares” means 25% of the number of Consideration Shares issued to the Seller on Completion (rounded up to the nearest whole Share), but excluding any such Consideration Shares transferred by the Seller prior to Option Completion in accordance with clause 5.4;

“Second Option Exercise Period” means the period of ten Business Days commencing on (and including) the Second Reference Date;

“Second Put Option Shares” means 50% of the number of Consideration Shares issued to the Seller by the Buyer on Completion (rounded up to the nearest whole Share), but excluding any such Consideration Shares transferred by the Seller prior to Option Completion in accordance with clause 5.4;

“Second Reference Date” means 30 April 2027, or if such date is not a Business Day, the next Business Day thereafter;

“Subscription Agreement” means the subscription agreement entered into by the Buyer and the Company on 11 July 2025, as varied from time to time between 11 July 2025 and the date of this Agreement (both dates inclusive) but, for the avoidance of doubt, excluding any variations or amendments made after the date of this Agreement;

“subsidiary” means a subsidiary as defined by section 1159 CA 2006; and

“Warranty” has the meaning given in the Subscription Agreement.

1.2	In this Agreement unless the context otherwise requires:

(a)	references to a clause are to a clause of this Agreement;

(b)	references to this Agreement or any other document or to any specified provision in any of them are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with their terms or, as the case may be, with the agreement of the relevant parties;

(c)	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

(d)	the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

(e)	a reference to any enactment shall include:

(i)	any provision which it has re-enacted (with or without modification) or modified; and

5

(ii)	that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date of this Agreement,

but any such changes taking effect after the date of this Agreement shall not impose any additional liability or obligation on any of the parties or deprive any of them of any right, in each case under this Agreement; and

(f)	references to “writing” or “written” includes e-mail and any other method of reproducing words in a legible and non-transitory form.

1.3	The contents table and the descriptive headings to clauses in this Agreement are inserted for convenience only, have no legal effect and shall be ignored in interpreting this Agreement.

1.4	Any reference to the Consideration Shares for the purposes of clauses 5.2 to 5.4 and the Option Shares for the purposes of clause 6 shall be deemed to include any shares of common stock in the Buyer held by the Seller arising out of the consolidation, conversion or subdivision of any of the Consideration Shares, or acquired by any issue of shares of common stock in the Buyer by way of dividend, distribution, bonus issue or by way of capitalisation of profits or reserves, or in exchange or substitution for any of the Consideration Shares (each of the foregoing being a “Reorganisation”). If a Reorganisation occurs after the date of this Agreement but before Option Completion, all shares, stock and other securities (if any) to which the Seller (or its nominees) become legally or beneficially entitled as a result of each such Reorganisation, and which derive (whether directly or indirectly) from the Consideration Shares, shall be deemed to be subject to the restrictions in clauses 5.2 to 5.4 and the Options in clause 6, and the US $10.00 amounts referred to throughout clause 6 shall be adjusted appropriately to take account of the Reorganisation.

2	SALE AND PURCHASE OF THE SALE SHARES

2.1	The Seller shall on Completion sell to the Buyer the Sale Shares with full title guarantee and free from any Encumbrance, and the Buyer shall purchase the Sale Shares from the Seller.

2.2	Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion and the Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion (including the right to receive any dividends, distributions or returns of capital declared, paid or made by the Company on or after Completion).

2.3	Neither the Seller nor the Buyer shall be obliged to complete the sale and purchase of the Sale Shares under this Agreement unless the sale and purchase of all of the Sale Shares under this Agreement are completed simultaneously.

6

3	PURCHASE PRICE

3.1	The purchase price for the Sale Shares shall be £2,672,129 (the “Purchase Price”), which shall be paid or satisfied by the Buyer to the Seller as follows:

(a)	£672,129 shall be paid in cash in GBP in accordance with clauses 3.2 and 3.3 (the “Cash Consideration”); and

(b)	£2,000,000 shall be satisfied on Completion (or as soon as reasonably practicable, and in any event within five Business Days, thereafter) by the Buyer issuing the Consideration Shares to the Seller, credited as fully paid. For these purposes, the Buyer and the Seller acknowledge and agree that the value of each Consideration Share for the purposes of this Agreement is £7.35 (rounded, and being the agreed GBP equivalent of US $10 as at the date of this Agreement).

3.2	The Cash Consideration shall be paid by the Buyer to the Seller in the following instalments and on the following payment dates (or if such payment date is not a Business Day, the next Business Day thereafter):[1]

Cash Consideration Amount	Payment Date

3.3	All cash amounts to be paid by the Buyer to the Seller under this Agreement shall be paid by way of electronic transfer of immediately available cleared funds into the Nominated Account. Each payment made to the Nominated Account shall discharge the obligations of the Buyer in relation to the amount so paid, and the Buyer shall have no obligation as to its distribution to the Seller.

1 Instalments and payment dates to be agreed in a side letter to be entered into by the parties as soon as reasonably practicable after Completion.

7

3.4	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any claim under the Agreement.

4	COMPLETION

4.1	At Completion, the Seller shall deliver to the Buyer or authorised representatives of the Buyer (to the extent not previously delivered or provided):

(a)	transfer(s) in respect of the Sale Shares duly executed and completed in favour of the Buyer; and

(b)	all share certificates in respect of the Sale Shares or indemnities in lieu thereof, in a form agreed between the parties.

4.2	At Completion, the Buyer shall issue the Consideration Shares to the Seller, credited as fully paid and issued, or otherwise procure that the Consideration Shares will be issued as soon as reasonably practicable, and in any event within five Business Days, thereafter.

5	CONSIDERATION SHARES

5.1	Except for the restrictions set out in this Agreement, the Consideration Shares shall rank pari passu in all respects with the existing shares of common stock of the Buyer, including the right to receive all dividends declared, made or paid after the Completion Date (save that they shall not rank for any dividend or other distribution declared made, or paid by reference to a record date before the Completion Date).

5.2	The Seller undertakes to the Buyer that the Seller shall not at any time before the expiry of the First Option Exercise Period (or, if the Buyer has exercised the Call Option within the First Option Exercise Period, the date of Option Completion as set out in the Exercise Notice) sell, transfer or otherwise dispose of, or create any Encumbrance over, any of the Consideration Shares (or any interest in them), or enter into any agreement to do so, except in accordance with clause 5.4.

5.3	In addition to the undertaking set out in clause 5.2, the Seller undertakes to the Buyer that he or it shall not at any time before the expiry of the Second Option Exercise Period (or, if the Buyer has exercised the Call Option in the Second Option Exercise Period, the date of Option Completion as set out in the Exercise Notice) sell, transfer or otherwise dispose of, or create any Encumbrance over, more than 50% of the Consideration Shares (or any interest in them), or enter into any agreement to do so, except in accordance with clause 5.4.

8

5.4	Nothing in clauses 5.2 and 5.3 shall prevent the Seller from selling, transferring or otherwise disposing of any Consideration Shares (or any interest in them):

(a)	in connection with any takeover of the whole of the shares of common stock of the Buyer which is recommended by a majority of the Buyer’s board of directors;

(b)	with the prior written consent of the Buyer; or

(c)	in accordance with clause 9.20 of this Agreement.

5.5	The Seller acknowledges and agrees that:

(a)	none of the Consideration Shares will be eligible under Rule 144 of the US Securities Act of 1933 (as amended) for the period upon which the restrictions in clause 5.2 apply; and

(b)	50% of the Consideration Shares will not be eligible under Rule 144 of the US Securities Act of 1933 (as amended) for the period upon which the restrictions in clause 5.3 apply.

5.6	The Seller acknowledges and agrees that the Buyer will be granted and hold voting proxies on behalf of the Seller:

(a)	in respect of such number of the Consideration Shares (up to a maximum of 50% of the Consideration Shares); and

(b)	for all or any part (or parts) of the period from the Completion Date until the Second Reference Date,

to the extent required, in the reasonable opinion of the Buyer, for the purposes of preventing (i) the existing shareholders of the Company prior to the date of this Agreement, whether individually or by acting in concert, from having, or being deemed to have, control of the Buyer or (ii) the Buyer from being required to make public filings in respect of the relationship of the existing shareholders as a voting bloc or persons acting in concert, in each case, under any applicable law, the rules of any stock exchange upon which the shares of the Buyer are traded (including NASDAQ), in accordance with the requirements of the Securities and Exchange Commission or for any other regulatory purpose.

6	CONSIDERATION SHARES PUT AND CALL OPTIONS

6.1	The Buyer grants to the Seller (i) an option to require the Buyer to purchase the First Put Option Shares (the “First Put Option”) and (ii) an option to require the Buyer to purchase the Second Put Option Shares (the “Second Put Option”), and the Seller grants to the Buyer (iii) an option to purchase the First Call Option Shares (the “First Call Option”) and an option to purchase the Second Call Option Shares (the “Second Call Option”), in each case, subject to and in accordance with the terms of this clause 6.

9

6.2	The First Put Option may only be exercised by the Seller in the First Option Exercise Period if the Volume Weighted Average Price (“VWAP”) of each share of common stock of the Buyer for the five (5) trading days prior to (and including) the First Reference Date is less than US $10.00.

6.3	The Second Put Option may only be exercised by the Seller in the Second Option Exercise Period if the VWAP of each share of common stock of the Buyer for the five (5) trading days prior to (and including) the Second Reference Date is less than US $10.00.

6.4	The First Call Option may only be exercised by the Buyer in the First Option Exercise Period if the VWAP of each share of common stock of the Buyer for the five (5) trading days prior to (and including) the First Reference Date is more than US $10.00 and may only be exercised by the Buyer on one occasion.

6.5	The Second Call Option may only be exercised by the Buyer in the Second Option Exercise Period if the VWAP of each share of common stock of the Buyer for the five (5) trading days prior to (and including) the Second Reference Date is more than US $10.00 and may only be exercised by the Buyer on one occasion.

6.6	The First Put Option may be exercised by the Seller giving an Exercise Notice to the Buyer, and the First Call Option may be exercised by the Buyer giving an Exercise Notice to the Seller, at any time within the First Option Exercise Period (subject always to the relevant condition in clause 6.2 or 6.4, as the case may be, being satisfied).

6.7	The Second Put Option may be exercised by the Seller giving an Exercise Notice to the Buyer, and the Second Call Option may be exercised by the Buyer giving an Exercise Notice to the Seller, at any time within the Second Option Exercise Period (subject always to the relevant condition in clause 6.3 or 6.5, as the case may be, being satisfied).

6.8	The Exercise Notice shall include (i) the date upon which the Exercise Notice is given, (ii) a statement to the effect that the First Put Option, Second Put Option, First Call Option or Second Call Option (as the case may be) is being exercised, and (iii) a date, which is no less than five and no more than 15 Business Days after the date of the Exercise Notice, on which Option Completion is to take place. An Exercise Notice may not be revoked once given.

6.9	The consideration payable by the Buyer to the Seller on the completion of the exercise of the relevant Option (“Option Consideration”) shall be US $10.00 per each Option Share, satisfied in full in cash in USD at Option Completion.

10

6.10	Option Completion shall take place remotely (or at such other place as is agreed by the parties in writing) on the date specified in the Exercise Notice (or such later date as the parties may agree in writing). At Option Completion:

(a)	the Buyer shall pay the Option Consideration to the Seller in USD in accordance with clause 3.3; and

(b)	the Seller shall deliver to the Buyer such form of stock power or stock transfer form in respect of the Option Shares (“Transfer Instruments”) or provide such instructions to its broker, custodian or transfer agent (“Transfer Instructions”), in each case, as the Buyer may reasonably require to transfer the Option Shares to the Buyer.

6.11	The Option Shares shall be sold with full title guarantee free from all Encumbrances and with all rights and benefits attached or accruing to them at Option Completion (including the right to receive any dividends, distributions or returns of capital declared, paid or made by the Buyer on or after Option Completion).

6.12	If the Buyer has complied with its obligation to pay the Option Consideration in accordance with clause 6.10(a) and the Seller fails to comply with its obligations under clause 6.10(b), any director or officer of the Buyer may give a good discharge for the Option Consideration on behalf of the Seller and may execute and deliver to the Buyer the Transfer Instruments and give the Transfer Instructions on behalf of the Seller. The Seller hereby:

(a)	irrevocably and by way of security for its obligations under this Agreement appoints any one director or officer of the Buyer nominated in writing by the Buyer as its attorney following the exercise of the relevant Option to execute, on the Seller’s behalf, the Transfer Instruments, to give, on the Seller’s behalf, the Transfer Instructions, and to execute such other documents and do all such other acts as may be necessary to transfer title to the Option Shares to the Buyer; and

(b)	authorises the directors and officers of the Buyer to approve the registration of such Transfer Instruments or other documents.

11

7	POST COMPLETION MATTERS

7.1	The Seller undertakes that for so long as it remains the registered holder of any of the Sale Shares, it shall:

(a)	hold such shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them on or after Completion and all rights arising out of or in connection with them in trust for the Buyer; and

(b)	deal with and dispose of such shares and all such dividends, distributions and rights as are described in clause 7.1(a) as the Buyer may direct.

7.2	The Seller appoints the Buyer (subject as specified in clause 7.3) as its lawful attorney for the sole purpose of signing any written resolution (or receiving notices of and attending and voting at all meetings) of the members of the Company from Completion to the day on which the Buyer or its nominee is validly entered in the register of members of the Company as the holder of the shares referred to in clause 7.1 and for that purpose the Seller authorises:

(a)	the Company to send any written resolutions, notices or other communications in respect of their holding of Sale Shares to the Buyer; and

(b)	the Buyer to complete in such manner as it thinks fit and to return written resolutions, proxy forms, consents to short notice and any other document required to be signed by it in its capacity as a member.

7.3	The power of attorney in clause 7.2 does not authorise the Buyer to pass any resolution:

(a)	under section 102 or 109 CA 2006 to re-register the Company as an unlimited company; or

(b)	which would or might otherwise result in any additional liability of any nature falling directly or indirectly on the Seller (including by acquiring nil paid or partly paid shares in the capital of any company or shares in an unlimited company in the name of the Seller) and the appointment in clause 7.2 shall terminate in respect of the Seller on the date on which the Buyer is validly registered as a shareholder in the Company in respect of all of the Sale Shares.

7.4	The Seller shall, execute or, so far as is within its power, procure that any relevant third party shall execute all such documents and/or do or, so far as each is able, procure the doing of such acts and things as the Buyer shall after Completion reasonably require in order to vest the beneficial ownership of the Sale Shares in the Buyer.

12

7.5	The Buyer shall use reasonable endeavours to provide the Seller with access to the Buyer’s broker in order to facilitate the sale of the Seller’s shares in the Buyer as and when such shares are unrestricted and the Seller elects to make any such sale.

8	DEFAULT

8.1	If all or any part of an instalment of the Cash Consideration is not paid on the applicable payment date set out in clause 3.2, or all or any part of the Option Consideration is not paid at Option Completion (such amount due but unpaid being an “Overdue Sum”) then:

(a)	should such Overdue Sum remain outstanding by the date falling 10 days after the applicable payment date but be paid before the date falling 20 days after the applicable payment date then the Buyer shall pay an amount equal to 105% of the Overdue Sum to the Seller in accordance with clause 3.3 in satisfaction of its obligation to pay the Overdue Sum;

(b)	should such Overdue Sum remain outstanding by the date falling 20 days after the applicable payment date but be paid before the date falling 30 days after the applicable payment date then the Buyer shall pay an amount equal to 110% of the Overdue Sum to the Seller in accordance with clause 3.3 in satisfaction of its obligation to pay the Overdue Sum;

(c)	should such Overdue Sum remain outstanding by the date falling 30 days after the applicable payment date (“Prolonged Default Date”), on each day after (and including) the Prolonged Default Date that the Overdue Sum remains outstanding, the Buyer shall immediately issue to the Seller such number of shares of common stock of the Buyer (“Prolonged Default Compensation Shares”) as shall be determined by dividing:

(i)	$450 x (Overdue Sum/100,000)

by

(ii)	the VWAP of each share of common stock of the Buyer for the five (5) trading days prior to (and excluding) the relevant date upon which the relevant Prolonged Default Compensation Shares are to be issued, which process shall repeat every day after the Prolonged Default Date until an amount equal to 110% of the Overdue Sum has been repaid in full (whether before or after judgement). The Prolonged Default Compensation Shares shall be credited as fully paid, shall rank pari passu in all respects with the existing shares of common stock of the Buyer, including the right to receive all dividends declared, made or paid after their issue date (save that they shall not rank for any dividend or other distribution declared made, or paid by reference to a record date before their issue date); and shall be unrestricted and freely tradeable immediately after their issue date; and

13

(d)	should such Overdue Sum remain outstanding on the date falling 60 days after the applicable payment date (“Conversion Date”), the Buyer shall on the Conversion Date issue to the Seller such number of shares of common stock of the Buyer (“Conversion Shares”) as shall be determined by dividing:

(i)	110% of the Overdue Sum;

by

(ii)	the VWAP of each share of common stock of the Buyer for the five (5) trading days prior to (and excluding) the Conversion Date,

rounded up to the nearest whole number of Conversion Shares, and such issue of the Conversion Shares shall constitute good and valid discharge of the obligation of the Buyer to pay 110% of the Overdue Sum to the Seller. The Conversion Shares shall be credited as fully paid, shall rank pari passu in all respects with the existing shares of common stock of the Buyer, including the right to receive all dividends declared, made or paid after their issue date (save that they shall not rank for any dividend or other distribution declared made, or paid by reference to a record date before their issue date); and shall be unrestricted and freely tradeable immediately after their issue date.

9	SELLER WARRANTIES, LIMITATIONS, WITHHOLDING AND SET-OFF

9.1	The Seller warrants to the Buyer that:

(a)	the Seller is the sole legal and beneficial owner and the sole registered holder of the Sale Shares;

(b)	the Seller is entitled to sell and transfer the full legal and beneficial interest in the Sale Shares to the Buyer on the terms of this Agreement;

14

(c)	the Seller has the power and authority to enter into and perform its obligations under this Agreement;

(d)	when executed, the Seller’s obligations under this Agreement will be binding on it;

(e)	the execution and delivery of, and performance by the Seller of its obligations under this Agreement will not result in any breach of applicable law; and

(f)	at Option Completion, the Seller will be the sole legal and beneficial owner and the sole registered holder of the Option Shares (excluding any shares transferred by the Seller prior to Option Completion in accordance with clause 5.4);

(g)	at Option Completion, the Seller will be entitled to sell and transfer the full legal and beneficial interest in the Option Shares to the Buyer on the terms of this Agreement (excluding any shares transferred by the Seller prior to Option Completion in accordance with clause 5.4).

9.2	The Seller warrants to the Buyer that each Warranty in the Subscription Agreement is true at the date of this Agreement, subject only to:

(a)	any matters Disclosed in the documents contained in the Data Room;

(b)	any matters Disclosed in the Disclosure Letter; and

(c)	any exceptions expressly provided for in the remainder of this clause 9,

and clauses 4.3 and 4.6 of the Subscription Agreement shall apply on a mutatis mutandis basis in this Agreement.

9.3	The Seller acknowledges and agrees that the warranties given pursuant to clause 9.2 are given to the Buyer in respect of:

(a)	the transfer of the Sale Shares; and

(b)	the transfer of shares in the capital of the Company to the Buyer from Crimson Swordblade Limited, Andrew Webb, MPA Creative Limited, Darryl Eales, James MacLaurin and Jack Clarke pursuant to each share purchase agreement entered into by the Buyer and each such person on or about the date of this Agreement (the “Other Share Transfers”), and the Seller agrees that its liability for any losses arising from a breach of the warranties given by him pursuant to clause 9.2 shall also extend to any losses suffered or incurred by the Buyer in relation to the Other Share Transfers.

15

9.4	The rights and remedies of the Buyer in respect of any breach of clause 9.1 (a “Fundamental Warranty Claim”) or clause 9.2 (“General Warranty Claim”) shall not be affected by Completion or any investigation made by or on behalf of the Buyer into the affairs of the Company.

9.5	The limitations set out in clauses 9.6 to 9.14 shall not apply to any Fundamental Warranty Claim or General Warranty Claim (each a “Warranty Claim”) which is the consequence of fraud or wilful concealment by or on behalf of the Seller.

9.6	No Warranty Claim may be made against the Seller unless written notice of such Warranty Claim is served on the Seller, giving reasonable details of the Warranty Claim (including to the extent the Buyer is aware, the nature of the liability and quantum of the Warranty Claim), within:

(a)	in the case of a Fundamental Warranty Claim, the three-year period commencing on the date of this Agreement; or

(b)	in the case of a General Warranty Claim, the 18-month period commencing on the date of this Agreement.

9.7	The Seller shall not be liable for a Warranty Claim unless proceedings have been issued within 6 months of the applicable date the notice referred to in clause 9.6 is given, and if proceedings have not been issued on or before expiry of such 6 month period, the Warranty Claim shall be deemed to have been irrevocably withdrawn and the Seller shall have no further liability in respect of that Warranty Claim.

9.8	The aggregate liability of the Seller in respect of all and any Warranty Claims shall be limited to an amount equal to the amount of the Purchase Price actually received by the Seller (whether paid in cash or satisfied by the issue of Consideration Shares), or which would have been received but for any set-off or withholding in accordance with clauses 9.15 to 9.20.

9.9	The Seller shall not be liable for a General Warranty Claim unless:

(a)	the Seller’s liability in respect of that General Warranty Claim (together with any connected General Warranty Claims) exceeds £25,000; and

(b)	the amount of the Seller’s liability in respect of that Warranty General Claim when aggregated with the Seller’s liability for all other Warranty General Claims (other than those excluded under clause 9.9(a) above), exceeds an amount equal to 1% of the Purchase Price, in which case the Seller shall be liable for the whole amount claimed (and not just the amount above the threshold specified in this clause 9.9(b) excluding any costs or expenses of the Buyer in connection with bringing any General Warranty Claims).

16

For the purpose of this clause, a General Warranty Claim is connected with another General Warranty Claim if they arise from the same event, facts or circumstances.

9.10	The limitations in clause 4.14 of the Subscription Agreement shall apply on a mutatis mutandis basis in this Agreement.

9.11	The Buyer shall be entitled to make a Warranty Claim in respect of any liability which is contingent or unascertained provided that written notice of the Warranty Claim (giving as far as practical the amount and details of the General Warranty Claim) is given to the Seller before the expiry of the relevant period specified in clause 9.6 and the Seller shall not be liable to make any payment in respect of such Warranty Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

9.12	Nothing in this Agreement shall prejudice the Buyer’s duty under common law to mitigate any loss or liability which is the subject of a Warranty Claim.

9.13	The Seller shall not be liable more than once for the same loss.

9.14	The Buyer agrees that damages for a Warranty Claim shall be its only remedy and that it shall not be entitled to the remedy of rescission.

9.15	If on any date other than the Completion Date (a “Deferred Payment Date”) any amount, whether payable in cash or shares in the common stock of the Buyer, (a “Deferred Payment”) is due from the Buyer to the Seller under this Agreement:

(a)	a Due Amount (or any part of it) is unpaid, the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Seller’s liability for the Due Amount through set-off against the relevant Deferred Payment, and to treat its obligation to make the relevant Deferred Payment as being reduced by the amount so set off; and/or

(b)	there is an Outstanding Claim, the Buyer shall be entitled (at its sole discretion) to:

(i)	withhold from the relevant Deferred Payment an amount equal to the Estimated Liability in respect of that Outstanding Claim or, if lower, the full amount of the relevant Deferred Payment (such amount, which may be adjusted pursuant to clause 9.16, being the “Reserved Sum”); and

17

(ii)	defer payment of the relevant Reserved Sum until such time as the Outstanding Claim has become a Resolved Claim.

9.16	Where clause 9.15(b) applies, the Buyer and the Seller shall use all reasonable endeavours to agree the Estimated Liability in respect of the Outstanding Claim as soon as possible, and in any event, within the period of five Business Days following the Deferred Payment Date. Failing such agreement, the following procedure shall apply:

(a)	determination of the Estimated Liability shall be referred to Counsel at the request of either party;

(b)	Counsel shall be requested to provide their determination of the Estimated Liability within 15 Business Days of accepting their appointment (or such other period as the parties may otherwise agree with Counsel);

(c)	Counsel shall act as an expert and not as arbitrator and their determination regarding the amount of the Estimated Liability shall, in the absence of manifest error, be final and binding on the parties; and

(d)	if Counsel determines that the Estimated Liability is:

(i)	equal to or greater than an amount equal to 90% of the Buyer’s determination of the Estimated Liability, Counsel’s fees shall be paid for solely by the Seller; or

(ii)	less an amount equal to 90% of the Buyer’s determination of the Estimated Liability, Counsel’s fees shall be paid for solely by the Buyer.

The amount of the Reserved Sum withheld by the Buyer shall be adjusted, to the extent necessary, to reflect any agreement or determination of the Estimated Liability pursuant to this clause 9.16.

9.17	In the event that the Buyer withholds a Reserved Sum pursuant to clause 9.15(b) in respect of an Outstanding Claim, on that claim becoming a Resolved Claim the Buyer shall:

(a)	be entitled (at its sole discretion) to satisfy all (to the extent the Reserved Sum is sufficient) or part of the Seller’s liability for the Due Amount for the relevant Resolved Claim through set-off against the corresponding Reserved Sum, and to treat its obligation to pay the Reserved Sum as being reduced by the amount set-off; and

(b)	pay to the Seller the remaining balance of the corresponding Reserved Sum (if any) after set-off pursuant to clause 9.17(a). The Buyer shall make such payment (whether in cash or by the issue of shares in the common stock of the Buyer, as the case may be in respect of the relevant Deferred Payment) no later than three Business Days of the Outstanding Claim becoming a Resolved Claim.

18

9.18	Nothing in clauses 9.15 to 9.17 shall prejudice, limit or otherwise affect:

(a)	any right or remedy the Buyer may have against the Seller from time to time, whether arising under this or any other agreement or at law; or

(b)	the Buyer’s right to recover against the Seller, whether before or after the relevant Deferred Payment is made in accordance with this Agreement.

9.19	The amount of a Reserved Sum withheld by the Buyer in accordance with this clauses 9.15 to 9.17 shall not be regarded as imposing any limit on the amount of any claims under this or any other agreement or at law.

9.20	If a Due Amount is not fully satisfied by set-off under clause 9.15(a) or clause 9.17:

(a)	nothing in this Agreement shall prevent or otherwise restrict the Buyer’s right to recover the balance from the Seller, and the Due Amount (to the extent not so satisfied) shall remain fully enforceable against the Seller; and

(b)	the Buyer shall be entitled by notice in writing (a “Clawback Notice”) to require the Seller to transfer to the Buyer such number of Consideration Shares then held by the Seller with an aggregate value, determined using the VWAP of each share of common stock of the Buyer for the five (5) trading days prior to (and excluding) the date of the Clawback Notice, as is nearest to the Due Amount (or, if not the full Due Amount, the relevant part of the Due Amount that the Buyer may specify in the Clawback Notice) based on a whole number of shares (the “Clawback Shares”). Clauses 6.10 to 6.12 shall apply on a mutatis mutandis basis to the transfer of the Clawback Shares (as if the Clawback Notice were an Exercise Notice, the Clawback Shares were the Option Shares and completion of the transfer of the Clawback Shares (the “Clawback Completion”) were the Option Completion), provided that the Buyer shall be entitled to specify the date for Clawback Completion in the Clawback Notice and the payment of the consideration for the Clawback Shares shall be automatically satisfied by way of set-off against the Due Amount (or the part of the Due Amount that the Buyer may specify in the Clawback Notice) at Clawback Completion.

9.21	Where any amount is to be converted between GBP and USD for the purposes of clauses 9.15 to 9.20 (the date upon which such conversion is required being the “relevant date”), such conversion shall be determined using the average spot rate of exchange (closing mid-point) for the exchange of USD into GBP (or vice versa) as published in the London edition of the Financial Times first published on the last Business Day prior to and excluding the relevant date, or where no such rate of exchange is published in respect of that date, at the rate quoted by www.oanda.com as at the close of business in London on the last Business Day prior to and excluding relevant date (such average spot rate calculated by reference to the average over the previous 10 Business Days immediately prior to and excluding the relevant date).

19

10	BUYER WARRANTIES

10.1	The Buyer warrants to the Seller that:

(a)	it has the power and authority to enter into and perform its obligations under this Agreement;

(b)	it has such power and authority as is required to issue the Consideration Shares to the Seller and any other shares to be issued to the Seller, on the terms of this Agreement;

(c)	it has obtained all such consents in respect of the issue of the Consideration Shares to the Seller and any other shares to be issued to the Seller, on the terms of this Agreement;

(d)	when executed, its obligations under this Agreement will be binding on it; and

(e)	the execution and delivery of, and performance by it of its obligations under, this Agreement will not result in any breach of applicable law.

11	GENERAL PROVISIONS

11.1	Entire Agreement

This Agreement constitutes the entire agreement between the parties in relation to the sale and purchase of the Sale Shares and other matters covered by it and supersedes any previous agreement between the parties in relation to those matters, which shall cease to have any further effect.

11.2	Alterations

No purported alteration or variation of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each party to this Agreement.

11.3	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed constitutes a duplicate original, but all the counterparts together constitute the one agreement. No counterpart shall be effective until each party has duly executed at least one counterpart.

20

11.4	Payment of Costs

Each party shall be responsible for its own legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and the transactions contemplated by this Agreement.

12	SUCCESSORS, ASSIGNS AND THIRD PARTY RIGHTS

12.1	This Agreement shall be binding on and shall enure for the benefit of the permitted assigns, personal representatives and successors in title of each party.

12.2	None of the parties (nor any other person entitled to enforce rights under this Agreement) may assign the benefit of any rights, or transfer any of their obligations, under this Agreement, except that, subject always to clause 12.3:

(a)	the Buyer may assign any of its rights under this Agreement to any other member of the Buyer’s Group and this provision shall constitute any consent required of the Seller for those purposes, provided that the Buyer shall procure that, if the assignee subsequently ceases to be a member of the Buyer’s Group, the assignee shall assign the benefit of any of its rights under this Agreement back to the Buyer; and

(b)	the Buyer may assign any of its rights in respect of the Call Option to any person, provided that it transfers all of its obligations in respect of the Call Option to such person at the same time, and the parties shall, and the Buyer shall procure that such person shall, enter into any agreements or other documents as may reasonably be required to give effect to such assignment and transfer.

12.3	In the case of any assignment by the Buyer in accordance with clause 12.2, the liability of the Seller will be no greater than such liability would have been had no such assignment occurred, and unless and until the Seller receives notification of such assignment, the Seller may deal with the Buyer in connection with all matters arising under this Agreement.

12.4	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person (including any employee, officer, agent, representative or sub-contractor of a party) other than a party to this Agreement has the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the parties.

21

13	CONFIDENTIAL INFORMATION

13.1	Each party to this Agreement undertakes that it shall keep the terms of this Agreement, any information that it has acquired that is confidential in nature concerning the other parties and any information developed by either party in performing its obligations under, or otherwise pursuant to this Agreement (“Confidential Information”) confidential and that it shall not use or disclose the other party’s Confidential Information to any person, except as permitted by clause 13.2.

13.2	A party to this Agreement may:

(a)	disclose any Confidential Information to any of its employees, officers, representatives or advisers (“Representatives”) who need to know the relevant Confidential Information for the purposes of the performance of any obligations under this Agreement, provided that such party must ensure that each of its Representatives to whom Confidential Information is disclosed is aware of its confidential nature and agrees to comply with this clause 13 as if it were a party; and

(b)	disclose any Confidential Information as may be required by law, any court, any governmental, regulatory or supervisory authority (including, without limitation, any securities exchange on which the shares in the stock of the Buyer are traded) or any other authority of competent jurisdiction to be disclosed.

14	NOTICES

14.1	Every notice under this Agreement must be sent by e-mail and shall be deemed to be duly given if:

(a)	in the case of notices to the Seller, it is sent to the Seller at daniel@veloce.gg;

(b)	in the case of notices to the Buyer, it is sent to Robert Stubblefield at rob.stubblefield@lottery.com and Amar Ali at amarali1978@gmail.com, with a copy (which shall not constitute notice) to Severs@crowell.com, or to such other e-mail address or recipient as the relevant party may notify to the other party in accordance with this clause 14 from time to time, provided that such other e-mail address or recipient shall take effect no earlier than three Business Days following the date of such notice informing the other party of the new e-mail address or recipient.

14.2	Any notice duly given within the meaning of clause 14 shall be deemed to have been both given and received when such e-mail is sent.

14.3	For the purposes of this clause 14 “notice” shall include any request, demand, instruction, communication or other document. Each notice to be given under or in connection with this Agreement shall be in English and if that notice is translated into any other language, the English language text shall prevail.

15	APPLICABLE LAW AND SUBMISSION TO JURISDICTION

15.1	This Agreement and any issues, disputes or claims arising out of or in connection with it shall be governed by and construed in accordance with English law.

15.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

22

SCHEDULE 1

FORM OF EXERCISE NOTICE

[Name of sender]

[Address of sender]

To:	[Buyer][Seller] [Address of recipient]

[Date]

Dear [Buyer][Seller]

[First/Second] [Put/Call] Option: Exercise Notice

[We][I] refer to the share purchase agreement for the sale and purchase of certain shares in the issued share capital of Veloce Esports Limited entered into between Daniel Bailey and Sports Entertainment Gaming Global Corporation (trading as SEGG Media and formerly known as Lottery.com Inc.) on [date] (the “SPA”). Terms defined in the SPA shall have the same meanings when used in this notice, which is an Exercise Notice for the purposes of the SPA.

[We][I] hereby give you written notice, on the date set out above, that:

(a)	[we are][I am] exercising the [First Put Option, Second Put Option, First Call Option or Second Call Option] in accordance with the terms of the SPA; and

(b)	the date of Option Completion shall be: [insert a date, which is no less than five and no more than 15 Business Days after the date of the Exercise Notice].

Yours faithfully,

[Signature]

23

EXECUTION PAGES

SIGNED AND DELIVERED AS A DEED by SPORTS ENTERTAINMENT GAMING GLOBAL CORPORATION, acting by a duly authorised signatory who, in accordance with the laws of the State of Delaware, USA, is duly authorised to sign on its behalf, in the presence of:	) ) ) ) ) ) )	/s/ Robert J. Stubblefield
(Sign here)

Robert J. Stubblefield
(Name of authorised signatory)

CFO, Interim CEO & President
(Title of authorised signatory)

Witness signature:	/s/ Gregory Potts

Witness name:	Gregory Potts

Witness occupation:	chief operating officer

Witness address:	5049 Edwards Ranch Rd 4th floor, Fort worth, TX 76109

SIGNED AND DELIVERED AS A DEED by DANIEL BAILEY in the presence of:	) ) ) ) ) ) )	/s/ Daniel Bailey
(Sign here)

Witness signature:	/s/ Leo Collier

Witness name:	Leo Collier

Witness occupation:	consultant

Witness address:	53 Pont street London swlx OBD

24